UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2018

ALTRIA GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Virginia	1-08940	13-3260245
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6601 West Broad Street Richmond, Virginia 23230 (Address of principal executive offices)

(804) 274-2200 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01. Other Events.

Cronos Investment

On December 7, 2018, Altria Summit LLC (“Altria Sub”), a wholly owned subsidiary of Altria Group, Inc. (“Altria Parent” and, collectively with Altria Sub, “Altria”), Cronos Group Inc., a globally diversified and vertically integrated cannabis company with a presence across five continents headquartered in Toronto, Canada (“Cronos”), and, solely for the purposes set forth therein, Altria Parent, entered into a Subscription Agreement (the “Subscription Agreement”) pursuant to which Cronos will sell and Altria Sub will purchase (i) approximately 146.2 million common shares of Cronos (“Common Shares”) for a per share purchase price of CAD$16.25 and (ii) a warrant to purchase up to an additional approximately 72.2 million Common Shares (the “Warrant”) at a per share exercise price of CAD$19.00. The Warrant expires four years after issuance and is subject to customary anti-dilution adjustments. As a result of the purchase of the Common Shares (the “Transaction”), Altria would own approximately 45% of the outstanding Common Shares. The aggregate purchase price for the Common Shares is approximately US$1.8 billion (approximately CAD$2.4 billion based on the US dollar to CAD exchange rate on December 6, 2018), to be paid on the date of the closing of the Transaction (the “Closing Date”). Upon full exercise of the Warrant, Altria would own approximately 55% of the outstanding Common Shares assuming it has exercised its preemptive and top up rights.

The closing of the Transaction is subject to certain customary closing conditions, including approval of Cronos shareholders and receipt of regulatory approvals.

The Subscription Agreement contemplates that Altria and Cronos will enter into an Investor Rights Agreement (the “IRA”) on the Closing Date, pursuant to which the board of directors of Cronos (the “Cronos Board”) will be increased from five directors to seven directors. Under the IRA, Altria will have the right to nominate four individuals (the “Altria Nominees”) for election or appointment to the Cronos Board so long as Altria continues to hold at least 40% of the outstanding Common Shares. In the event that Altria no longer meets such minimum ownership requirements, but holds more than 10% of the outstanding Common Shares, Altria will be entitled to nominate a number of Altria Nominees that represents its proportionate share of the number of directors comprising the Cronos Board (rounded up to the next whole number) based on its percentage ownership of the outstanding Common Shares. At least one Altria Nominee must be independent so long as Altria has the right to nominate at least three Altria Nominees (unless Altria holds a majority of the outstanding Common Shares). Altria will no longer have director nomination rights if its ownership falls below 10%.

The IRA will also provide Altria certain rights subject to certain conditions, including approval rights for certain transactions, pre-emptive rights, registration rights and top-up rights, subject in each case to specified minimum ownership thresholds. In addition, the IRA will provide that, subject to certain conditions, Altria and its affiliates will adhere to certain non-competition and exclusivity obligations until the earlier of (i) the six-month anniversary of the date that Altria holds less than 10% of the outstanding Common Shares and (ii) the six-month anniversary of the termination of the IRA.

The IRA terminates if Altria ceases to beneficially own at least 5% of the outstanding Common Shares. It may also be terminated by a party following the material uncured breach by the other party if a court orders termination of the agreement or following the bankruptcy of the other party.

Altria and Cronos have committed to negotiate in good faith the definitive terms of certain commercial agreements pursuant to which Altria and/or its affiliates will provide certain services to Cronos. Execution and delivery of these commercial agreements is not a condition to the closing of the Transaction.

Copies of each of the Subscription Agreement and the form of the IRA attached as an exhibit thereto are attached as Exhibit 99.1 to this Current Report on Form 8-K.

Financing Commitment

On December 7, 2018, in connection with the Transaction, Altria Parent entered into a bridge loan facility commitment letter (the “Bridge Loan Commitment Letter”), pursuant to which JPMorgan Chase Bank, N.A. (“JPMorgan”) committed to provide a senior unsecured 364-day bridge loan facility in an aggregate principal amount of CAD$2.4 billion (the “Bridge Facility”) for the purpose of financing the Transaction. JPMorgan’s commitment is subject to the satisfaction of certain customary conditions, including (i) the execution and delivery of definitive documentation with respect to the Bridge Facility and (ii) the consummation of the Transaction in all material respects in accordance with the Subscription Agreement. The consummation of the Transaction is not conditioned on obtaining financing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Subscription Agreement, dated as of December 7, 2018, by and among Cronos Group Inc., Altria Summit LLC and, solely for the purposes set forth therein, Altria Group, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTRIA GROUP, INC.

Date: December 7, 2018	By:	/s/ W. HILDEBRANDT SURGNER, JR. Name: W. Hildebrandt Surgner, Jr. Title: Vice President, Corporate Secretary and Associate General Counsel